UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 14, 2008
FIRST INTERSTATE BANCSYSTEM, INC.
(Exact name of registrant as specified in its charter)

Montana	000-49733	81-0331430

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

401 North 31st Street, Billings, MT		59116

(Address of principal executive offices)		(Zip Code)

(406) 255-5390

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02(c)	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 14, 2008, the Registrant announced it has named Mr. Gregory A. Duncan, age 52, as its Executive Vice President and Chief Banking Officer. Mr. Duncan will assume his position with the Registrant on or about June 1, 2008. Under the terms of an employment agreement dated February 28, 2008, Mr. Duncan is entitled to annual base compensation of $255,000, a hiring bonus of $50,000, options to purchase 5,000 shares of the Registrant’s common stock at the most recent minority appraised value at the date of grant and additional benefits as are customarily offered to the Registrant’s executives. In addition, if Mr. Duncan is not selected as Chief Operating Officer of the Registrant prior to January 2010, he is entitled to receive, at his option, a separation payment equal to one year’s base salary plus reimbursement for any loss incurred on the sale of his personal residence.
     Mr. Duncan has 25 years of banking experience. Since 1987 he has held various positions with Susquehanna Bancshares, Inc. (“Susquehanna”), a $13 billion financial services holding company headquartered in Lititz, PA. Mr. Duncan has served as an Executive Vice President of Susquehanna since January 2000, and as President and Chief Executive Officer of Susquehanna Bank PA, a subsidiary of Susquehanna, since October 2005. Mr. Duncan also served as Susquehanna’s Chief Operating Officer from May 2001 until May 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 14, 2008

FIRST INTERSTATE BANCSYSTEM, INC.
By:	/s/ LYLE R. KNIGHT
Lyle R. Knight
President and Chief Executive Officer